Exhibit 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(In millions)

                                                                                    Ten-Month
                                                                                   Transition
                                                                                     Period
                                                  Fiscal Year Ended                   Ended                Fiscal Year Ended
                                           -----------------------------------    ---------------    ------------------------------
                                               12/31/2004        12/31/2003         12/31/2002           2/23/2002       2/24/2001
                                           ----------------- -----------------    ---------------    --------------- --------------

Earnings:
(Loss) earnings before income taxes              $(20.5)           $(51.5)            $(68.1)            $(102.3)          $22.5
Fixed charges, excluding
   capitalized interest                            87.7              73.9               60.7                77.8            60.4
                                                 ------            ------             ------             -------           -----
   Total (loss) earnings                         $ 67.2            $ 22.4             $ (7.4)            $ (24.5)          $82.9
                                                 ------            ------             ------             -------           -----

Fixed Charges:
Interest expense                                 $ 75.4            $ 69.7             $ 58.5             $  66.2           $57.9
Capitalized interest                                 --                --                 --                  --             0.3
Amortization of deferred debt
   issuance costs                                  12.3               4.2                2.2                11.6             2.5
                                                 ------            ------             ------             -------           -----
   Total fixed charges                           $ 87.7            $ 73.9             $ 60.7             $  77.8           $60.7
                                                 ------            ------             ------             -------           -----

Ratio of (loss) earnings to total
   fixed charges                                      *                 *                  *                   *             1.4
                                                 ======            ======             ======             =======           =====


* Earnings were insufficient to cover fixed charges by $20.5, $51.5, $68.1 and $102.3 for the fiscal years ended December 31, 2004 and December 31, 2003, for the transition period ended December 31, 2002 and for the fiscal year ended February 23, 2002, respectively.